Exhibit 5.1

Brian F. Leaf

+1 703 456 8053

bleaf@cooley.com

August 13, 2020

Aclaris Therapeutics, Inc.

640 Lee Road, Suite 200

Wayne, PA 19087

Ladies and Gentlemen:

You have requested our opinion, as counsel to Aclaris Therapeutics, Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the issuance and sale by the Company of 121,584 shares (the “Commitment Shares”) of the Company’s common stock, par value $0.00001 per share (“Common Stock”), and additional shares of Common Stock having aggregate sales proceeds of up to $15,000,000 (the “Purchase Shares” and, together with the Commitment Shares, the “Shares”), pursuant to a Registration Statement on Form S-3 (No. 333-237163) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus included within the Registration Statement (the “Base Prospectus”), and the prospectus supplement dated August 13, 2020, filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (together with the Base Prospectus, the “Prospectus.”). The Shares are to be sold by the Company in accordance with a Purchase Agreement, dated August 13, 2020, between the Company and Lincoln Park Capital Fund, LLC (the “Agreement”), as described in the Prospectus.

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus, the Agreement, the Company’s Amended and Restated Certificate of Incorporation, its Amended and Restated Bylaws, and originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery by all persons other than the Company of all documents where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

We have assumed (i) that each sale of Purchase Shares will be duly authorized by the Board of Directors of the Company, a duly authorized committee thereof or a person or body pursuant to an authorization granted in accordance with Section 152 of the General Corporation Law of the State of Delaware (the “DGCL”), (ii) that no more than 25,000,000 Purchase Shares will be sold under the Agreement and (iii) that the price at which the Purchase Shares are sold will equal or exceed the par value of the Common Stock. We express no opinion to the extent that future issuances of securities of the Company and/or anti-dilution adjustments to outstanding securities of the Company cause the number of shares of Common Stock outstanding or issuable upon conversion or exercise of outstanding securities of the Company to exceed the number of Purchase Shares then issuable under the Agreement.

Our opinion herein is expressed solely with respect to the DGCL. Our opinion is based on these laws as in effect on the date hereof. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

Cooley LLP One Freedom Square Reston Town Center 11951 Freedom Drive Reston, VA 20190-5640
t: (703) 456-8000 f: (703) 456-8100 cooley.com

Aclaris Therapeutics, Inc.

August 13, 2020

Page Two

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefor in accordance with the Agreement, the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Brian F. Leaf
Brian F. Leaf

Cooley LLP One Freedom Square Reston Town Center 11951 Freedom Drive Reston, VA 20190-5640
t: (703) 456-8000 f: (703) 456-8100 cooley.com